EXHIBIT 1

                             JOINT FILING AGREEMENT



     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 1st day of April, 2003, among Tanning Family Partnership, L.L.L.P., Courtney Rose Corporation, Larry G. Tanning, Christine A. Tanning, Dale Kutnick, Henry F. Skelsey and the Henry F. Skelsey Trust.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and
Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Tanning Technology Corporation that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties, hereto have executed this Agreement as of the date first set forth above.

TANNING FAMILY PARTNERSHIP, L.L.L.P.
By: Courtney Rose Corporation

By: _____________________________
Name:   Larry G. Tanning
Title:  President



COURTNEY ROSE CORPORATION

By: _____________________________
Name:   Larry G. Tanning
Title:  President



________________________________
Larry G. Tanning, Individually


________________________________
Christine A. Tanning, Individually


________________________________
Dale Kutnick, Individually and on behalf of his IRA




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________________________________
Henry F. Skelsey, Individually



HENRY F. SKELSEY TRUST


By:____________________________
   Henry F. Skelsey, Co-Trustee